                                                                    Exhibit 23





           Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and "Selected Financial Data" in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-145722) and related Prospectus of Graybar Electric Company, Inc., for the registration of 950,000 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 2007, with respect to the consolidated financial statements of Graybar Electric Company, Inc., included in its Annual Report for the year ended December 31, 2006, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP



St. Louis, Missouri
October 18, 2007